EXHIBIT D

TRICIDA, INC.

WAIVER OF REGISTRATION RIGHTS

This Waiver of Registration Rights (this “Waiver”) is entered into as of March 25, 2019, by and among Tricida, Inc., a Delaware corporation (the “Company”), and certain of its stockholders set forth on the signature pages hereto. Capitalized terms used in this Waiver and not otherwise defined herein shall have the meanings given them in that certain Amended and Restated Investor Rights Agreement dated as of November 7, 2017, as amended to date (the “Investor Rights Agreement”), by and among the Company and the other parties thereto.

WHEREAS, the Company is contemplating a potential offering (the “Offering”) of its common stock, par value $0.001 per share (the “Common Stock”) pursuant to a Registration Statement on Form S-1, to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

WHEREAS, pursuant to, and subject to the te1ms of, Section 2.3 of the Investor Rights Agreement, each Holder of Registrable Securities (as defined in the Investor Rights Agreement) has certain rights to notice of the filing of any registration statement and to include in such registration statement all or part of such Registrable Securities held by such Holder (the “Piggyback Registration Rights”).

WHEREAS, pursuant to Section 5.5(a) of the Investor Rights Agreement, the Investor Rights Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under the Investor Rights Agreement may be waived, only with the prior written consent of the Company and the holders of shares of Common Stock whose shares represented at least fifty-eight percent (58%) of the outstanding shares of preferred stock, par value $0.001 per share, of the Company (the “Requisite Holders”), prior to conversion thereof in connection with the Company’s initial public offering.

WHEREAS, the undersigned stockholders collectively constitute the Requisite Holders.

NOW, THEREFORE, in consideration of the te1ms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows.

1. Waiver. Each of the undersigned stockholders hereby irrevocably waives, retrospectively and prospectively on behalf of themselves and on behalf of all other holders of Registrable Securities, the Piggyback Registration Rights, and all notice and other rights related thereto, with respect to the Offering; provided however that the waiver provided in this Section 1 is only effective with respect to the Offering if such Offering is consummated within 6 months from the date hereof.

2. All Parties Bound; Reliance. Each party to the Investor Rights Agreement is bound by the terms of this Waiver. Each of the undersigned stockholders understands that the Company will rely upon this letter agreement, including the waiver in Section 1.

3. Governing Law. This Waiver shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

4. Counterparts. This Waiver may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Waiver.

5. Entire Agreement. This Waiver constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Waiver shall be effective unless made in writing and signed by all of the parties hereto.

6. Further Assurances. Each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver, or cause to be executed and delivered, such further agreements, instruments and documents and to give such further written assurance and take such further acts as may be reasonably requested by any other party hereto to evidence and reflect the transactions contemplated by this Waiver and to carry into effect the intents and purposes of this Waiver.